                                                                    Exhibit 12.1

                      The Rouse Company and Subsidiaries

               Computation of Ratio of Earnings to Fixed Charges
                            (dollars in thousands)


                                                                                     Year ended December 31,
                                                                     ----------------------------------------------------
                                                                       2000       1999       1998       1997       1996
                                                                     --------   --------   --------   --------   --------

 Earnings (loss) before income taxes, equity in earnings of
   unconsolidated real estate ventures, gains (losses) on
   operating properties, net, extraordinary items and
   cumulative effect of change in accounting principle               $  5,833   $   (954)  $  9,531   $ 68,309   $ 38,207
 Equity in earnings of unconsolidated real estate ventures            129,556    101,171    101,663     27,881     31,813
 Gains (losses) on operating properties, net                           33,150     41,173     (6,109)   (22,426)   (26,515)

 Fixed charges:
  Interest costs                                                      256,397    253,585    220,854    225,810    224,392
  Capitalized interest                                                (19,653)   (19,719)   (19,511)   (23,359)   (10,579)
  Distributions on Company-obligated mandatorily
   redeemable preferred securities of a trust holding
   solely Parent Company subordinated debt securities                  12,719     12,719     12,719     12,719     12,719
  Portion of rental expense representative of interest factor (1)       9,411      9,276      6,008      7,260      7,810

 Adjustments to earnings:
  Minority interest in earnings of majority-owned
   subsidiaries having fixed charges                                    1,801      1,638      2,270      3,178      1,164
  Decrease (increase) in undistributed earnings of
   unconsolidated real estate ventures (2)                            (36,457)   (44,480)   (55,015)     2,300       (255)
  Previously capitalized interest amortized into earnings:
   Depreciation of operating properties and other
        investments (3)                                                 4,929      4,554      4,192      3,962      3,866
   Cost of land sales (4)                                                 ---        ---        ---      5,025      1,778
                                                                     --------   --------   --------   --------   --------
      Earnings available for fixed charges                           $397,686   $358,963   $276,602   $310,659   $284,400
                                                                     ========   ========   ========   ========   ========

 Fixed charges:
  Interest costs                                                     $256,397   $253,585   $220,854   $225,810   $224,392
  Distributions on Company-obligated mandatorily
   redeemable preferred securities of a trust holding
   solely Parent Company subordinated debt securities                  12,719     12,719     12,719     12,719     12,719
  Portion of rental expense representative of interest
   factor (1)                                                           9,411      9,276      6,008      7,260      7,810
                                                                     --------   --------   --------   --------   --------

      Total fixed charges                                            $278,527   $275,580   $239,581   $245,789   $244,921
                                                                     ========   ========   ========   ========   ========

 Ratio of earnings to fixed charges                                      1.43       1.30       1.15       1.26       1.16
                                                                     ========   ========   ========   ========   ========


(1) Includes (a) 80% of minimum rentals, the portion of such rentals considered to be a reasonable estimate of the interest factor and (b) 100% of contingent rentals of $3,837,000, $4,468,000, $1,621,000, $2,689,000 and
     $3,387,000, for the years ended December 31, 2000, 1999, 1998, 1997 and
     1996 respectively.
(2) Includes undistributed earnings of certain unconsolidated real estate ventures, formed December 31, 1997, in which the Company holds substantially all (at least 98%) of the financial interest but does not own a majority voting interest. The Company's share of undistributed earnings of these ventures was $31,654,000 in 2000, $32,450,000 in 1999 and
     $42,532,000 in 1998.
(3) Represents an estimate of depreciation of capitalized interest costs based on the Company's established depreciation policy and an analysis of interest costs capitalized since 1971.
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                                                         Exhibit 12.1, continued

                      The Rouse Company and Subsidiaries

               Computation of Ratio of Earnings to Fixed Charges



(4) Represents 10% of the cost of Columbia land sales and 5% of the cost of Summerlin land sales, the portions of such costs considered to be reasonable estimates of the interest factor prior to 1998. On December 31, 1997 certain wholly owned subsidiaries, including those that conducted substantially all of the Company's land sales and community development activities, issued 91% of their voting common stock to The Rouse Company Incentive Compensation Statutory Trust. These sales were made at fair value and as part of the Company's plan to meet the qualifications for REIT status. The Company retained the remaining voting stock of the ventures and holds shares of nonvoting common and/or preferred stock which, taken together, comprise substantially all (at least 98%) of the financial interest in them. As a result of its disposition of the majority voting interests in the ventures, the Company began accounting for its investment in them using the equity method effective December 31, 1997. Accordingly, the periods after December 31, 1997 include no adjustment for the interest portion of the cost of land sales.